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                                                                    EXHIBIT 10.3

                           CHANGE IN CONTROL AGREEMENT

      CHANGE IN CONTROL AGREEMENT (the "Agreement"), effective as of January 5, 2004 by and between William H. Easter, III (the "Employee") and DUKE ENERGY FIELD SERVICES, LP ("Field Services"), a limited partnership with its principal executive offices in Denver, Colorado.

      WHEREAS, Field Services has determined that it is in the best interests of Field Services, its parents, its affiliates and its partners to assure that Field Services will have the continued undivided time, attention, loyalty and dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below);

      WHEREAS, Field Services believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by any pending or threatened Change in Control and to encourage the Employee's full undivided time, attention, loyalty, and dedication to Field Services currently and in the event of any pending or threatened Change in Control; and

      WHEREAS, it is Field Services' intention that the Employee be assured of compensation and benefit arrangements if his employment terminates as a result of a Change in Control which are competitive with those of similarly situated Duke Energy Corporation peer business unit heads, such group specifically excluding the Named Executive Officers appearing on the Summary Compensation Table in the Duke Energy Corporation proxy statement, and the Employee is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1.    TERM OF AGREEMENT.

      The term of this Agreement (the "Agreement Term") shall commence on January 5, 2004 and shall terminate on January 5, 2006 (the "Primary Term"); provided, however, in the event a Change in Control shall not have occurred by the end of the Primary Term, the termination date shall be automatically extended for consecutive one-month periods effective on the first day of each month (each, a "Renewal Date") unless a Change in Control has subsequently occurred or either party gives written notice to the other party not less than ten (10) days prior to a Renewal Date of its intention to terminate the Agreement at the end of the then-current Agreement Term. In the event a Change in Control shall have occurred upon, or prior to, the end of the Agreement Term, this Agreement will continue in force and effect until the satisfaction of all of the parties' obligations hereunder.

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      2.    COVERED TERMINATION.

      (a) General. The Employee shall be treated as having incurred a "Covered Termination" if during the period beginning on the date of a Change in Control that occurs during the Agreement Term and ending on the close of the 24th full calendar month following such Change in Control (the "Covered Period"), either
(i) Duke Energy Field Services Corporation, Duke Energy Field Services, LLC, Duke Energy Field Services, LP or any of their respective subsidiaries (a "Field Services' Affiliate") or Field Services terminates his employment other than for Cause (as defined below)(so that the Employee is no longer employed by Field Services or any Field Services' Affiliate) or (ii) the Employee terminates his employment with Field Services and all Field Services' Affiliates for Good Reason (as defined below). The Employee shall not be treated as having incurred a Covered Termination if his employment shall terminate on account of his death, disability, a termination by Field Services or any Field Services' Affiliate for Cause, a termination by the Employee other than for Good Reason, or a termination for any reason other than during the Covered Period, including a termination by Field Services or any Field Services Affiliate in conjunction with a offer of employment with any Field Services' parent or affiliated company, specifically including but not limited to Duke Energy Corporation or ConocoPhillips, or one of their respective affiliates.

      (b) Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of any one of the following (provided the Employee receives written notice from Field Services or a Field Services Affiliate identifying the acts or omissions constituting Cause and is given a 30-day opportunity to cure, if such acts or omissions are capable of cure): (A) a final conviction of a felony; (B) an egregious act of dishonesty (including, without limitation, theft or embezzlement), or a malicious action by the Employee toward the customers or employees of Field Services or any Field Services' Affiliate; or (C) a material failure to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with his position (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute Cause only after a finding by the Duke Energy Field Services, LLC Board of Directors of material failure on the part of the Employee).

      (c) Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one of the following, without the written consent of the Employee, during the Covered Period (provided Field Services receives written notice from the Employee, within 60 days of the occurrence of the event that gives rise to Good Reason, which identifies the acts or omissions constituting Good Reason and Field Services is given a 30-day opportunity to cure): (i) any reduction in the Employee's Base Salary (as defined below) as in effect immediately prior to the Change in Control; (ii) any reduction in the Employee's annual bonus opportunity (as a percentage of Base Salary) from that which was in effect immediately prior to the Change in Control under the applicable Bonus Plan (as defined below); (iii) any failure by Field Services to provide Employee a long-term incentive award opportunity at a time when Field Services is providing such long-term incentive award opportunities to its senior executives who directly report to Employee, unless consented to by the Employee in writing
(iv) any material diminution in the Employee's overall level of authority or responsibility with Field Services and all Field Services' Affiliates (or their successors) as in effect immediately prior to the Change in Control.

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      (d) Change in Control. For purposes of this Agreement, a "Change in
Control" shall be deemed to have occurred upon the first to occur of one of the following events upon, or prior to, the end of the Agreement Term:

            (i) an acquisition subsequent to the date hereof by any individual, entity or group that results in direct or indirect voting control (greater than 50 percent of the combined voting power) of Duke Energy Field Services, LLC passing to any individual, entity or group other than a group consisting of Duke Energy Corporation and/or its affiliates and/or ConocoPhillips and/or its affiliates. For purposes of greater certainty, any acquisition, merger, or similar business combination of or with Duke Energy Corporation, or one of its affiliates, or, of or with ConocoPhillips, or one of its affiliates, will not constitute a "change in control" for purposes of this section; or

            (ii) the approval by the Duke Energy Field Services, LLC Board of Directors and consummation of (A) the sale or other disposition of all or substantially all of the assets of Duke Energy Field Services, LLC or (B) a complete liquidation or dissolution of Duke Energy Field Services, LLC.

      3.    Termination Benefits.

      (a) General. In the event of a Covered Termination, the Employee shall be entitled to the compensation and termination benefits set forth in Section 3(b) hereof. Any lump-sum payments required under this Section 3 will be made by Field Services within 10 business days after the effective date of the Employee's Covered Termination. In the event of Employee's death following a Covered Termination but prior to the payment of any lump-sums required under this Section 3, any lump-sum payments required under this Section 3 will be made by Field Services as soon as administratively feasible after the effective date of the Employee's Covered Termination of employment to his estate. This Agreement does not grant the Employee any right or entitlement to be retained by Field Services or any Field Services' Affiliate or related company and shall not affect or prejudice the right of Field Services or any Field Services' Affiliate to terminate the employment of the Employee at any time for any reason, subject to the termination payments described in this Section 3. In the event of the termination of the Employee's employment with Field Services and all Field Services' Affiliates, the Employee agrees to immediately resign all of his positions as an officer or director of Field Services or any Field Services' Affiliate.

      (b) Covered Termination Payments and Benefits. In the event that the Employee's employment hereunder is terminated on account of a Covered Termination, the Employee will be paid and entitled to the following:

            (i) any salary or compensation earned through the date of termination and any rights or payments that have become vested or that are otherwise due under any employee benefit, incentive or compensation plan or arrangement maintained by Field Services or a Field Services' Affiliate that the Employee participated in at the time of his termination of employment;

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            (ii) a lump-sum payment equal to (A) the Employee's annual bonus under any Bonus Plan (as defined below) payment earned for any completed bonus year prior to termination of employment, if not previously paid, plus (B) a pro-rata amount of the Employee's target bonus under any Bonus Plan for the bonus year in which the termination occurs, determined as if all program goals had been met at target (the "Target Bonus"), pro-rated based on the number of days of service during the bonus year occurring prior to termination of employment;

            (iii) a lump-sum payment equal to the sum of the Employee's then-current Base Salary and Target Bonus for each year of the Severance Period (as defined below), including a pro-rata amount (determined on a daily basis) for any partial years during this period;

            (iv) a lump-sum payment in an amount equal to the aggregate cost of coverage that would apply for the Severance Period (as defined below) under the medical and dental (but not medical spending account or employee assistance plan) and basic life insurance plans that the Employee participated in at the time of his termination, or their equivalent, under the same terms to the Employee as though the Employee had not terminated employment, which cost shall be determined equal to the premium costs being utilized for the provision of such medical and dental coverage to former employees under COBRA at the time of the Employee's termination of employment and Field Services' assumed costs for such basic life insurance coverage for internal accounting purposes at the time of the Employee's termination of employment;

            (v) a lump-sum payment equal to the present value (determined based on a six (6) percent interest rate assumption and, in the case of any pension plan accrual, the applicable mortality table for calculating optional forms of benefits under such plan) of any employer contribution (other than a contribution under section 401(k) of the Internal Revenue Code of 1986, as amended), benefit accrual or employer-financed account allocation that would have been made or accrued during the Severance Period under any qualified or non-qualified pension or savings plan maintained by Field Services or any Field Services' Affiliate in which the Employee participated at the time of his termination, determined using the Employee's Base Salary and Target Bonus (if relevant) at the time of termination and assuming the maximum elective deferral by the Employee permitted by such plans, if applicable;

            (vi) notwithstanding the terms of any award agreement or plan document to the contrary, continued vesting for the duration of the Severance Period of any long term incentive awards, including awards of stock options held by the Employee at the time of his termination of employment that are not vested or exercisable on such date, in accordance with their terms, as if the Employee's employment had not terminated, with any options or similar rights to remain exercisable (to the extent exercisable at the end of the Severance Period) for a period of 90 days following the close of the Severance Period, but not beyond the maximum original term of such options or rights. Any award that is

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      designated by Duke Energy Corporation as a "Chairman's Award" and the
      stock award provided to Employee pursuant to the February 1, 2004 Restricted Stock Award Agreement between Employee and Duke Energy Corporation are specifically excluded from this Section and nothing in this Section shall impact the terms of such awards; and

            (vii) in the event that the Employee would have satisfied the eligibility requirements of any retiree medical plan or program maintained by Field Services or any Field Services' Affiliate generally for its retirees (a "Retiree Plan") within two years after the date of his or her termination of employment, the provision of such retiree medical benefits to the Employee from and after the date he would have satisfied such requirements (assuming continued employment) on a basis substantially equivalent to the retiree medical benefits provided generally under the Retiree Plan, subject to such terms and conditions and requirements for participation as apply under the Retiree Plan from time to time and as such Retiree Plan may be amended or terminated by Field Services or any Field Services' Affiliate, as the case may be, at any time.

      (c) Definitions. For purposes of this Agreement, the terms below shall have the following definitions:

            (1) "Bonus Plan" shall mean any bonus plan, program or arrangement in which the Employee participates where bonus payments are based upon achievement of performance targets by Duke Energy Corporation, Field Services, Field Services' Affiliates, any business unit thereof or the Employee.

            (2) "Base Salary" shall mean the annualized amount of the Employee's regular salary during any payroll period, prior to any reductions for elective deferrals or salary reductions but excluding any overtime, incentive or other special compensation.

            (3) "Severance Period" shall be the period beginning on the date of the Covered Termination and ending on the earlier of (i) the end of the 24th month following such Covered Termination or (ii) the Employee's attainment of age 65 (with any fraction of a month to be rounded to the nearest whole month).

      (d) Other Termination Benefits. In the event of a termination of the Employee's employment that does not constitute a Covered Termination, the Employee will not be due any payments, rights or benefits under this Agreement other than those provided for in Section 3(b)(i) hereof.

      4. LAPSE OF RESTRICTIVE COVENANTS. Upon the occurrence of a Covered Termination, the Employee will no longer be bound by any non-competition restriction or other restrictive covenant to which he or she is a party with respect to Field Services or any Field Services' Affiliate.

      5. TAX WITHHOLDING. Field Services may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes or other withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

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      6. NOTICE. Any notices to be given hereunder by either party to the other may be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

If to Field Services or any other
Field Services' Affiliate:          Fred J. Fowler,
                                    President and Chief Operating Officer
                                    Duke Energy Corporation
                                    526 South Church Street - EC3XC
                                    Charlotte, North Carolina 28202-1802

                               Cc:  Brent L. Backes
                                    Duke Energy Field Service - General Counsel
                                    370 17th Street, Suite 900
                                    Denver, Colorado 80202

      7. WAIVER OF BREACH. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party. Any waiver or consent from Field Services with respect to any term or provision of this Agreement or any other aspect of the Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of Field Services at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee's conduct or employment shall in no manner (except as otherwise expressly provided herein) affect Field Services' right at a later time to enforce any such term or provision.

      8. SEVERABILITY. The validity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

      9. ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement covers the entire understanding of the parties with respect to the subject matter hereof, superseding all prior understandings and agreements. No modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

      10. APPLICABILITY OF EMPLOYEE SEVERANCE AGREEMENT. In the event of a Covered Termination following a Change in Control, this Agreement will supersede any "Employee Severance Agreement and Release" (or similar severance agreement) to which the Employee is a party, but shall have no effect on any such agreement in the event of a termination of employment that is not treated as a Covered Termination under this Agreement.

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      11. GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Colorado, without reference to conflicts of law principles thereof.

      12. SUCCESSORS AND ASSIGNS. Neither this Agreement, nor any of the parties' respective rights, powers, duties or obligations hereunder, may be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and legal representatives and Field Services and its successors. Successors of Field Services shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of Field Services, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "Field Services" for the purpose hereof.

      13. FORUM SELECTION. The Employee agrees that any claim against Field Services or any Field Services' Affiliate arising out of or relating in any way to this Agreement or to the Employee's employment, or termination of employment, with Field Services or any Field Services' Affiliate (including without limitation any claim arising under the federal civil rights statutes) shall be brought exclusively in the District Court for the City and County of Denver, Colorado, or the United States District Court for the District of Colorado, and in no other forum. The Employee hereby consents to the personal and subject matter of jurisdiction of these courts for the purpose of adjudicating any claims subject to this forum selection clause. The Employee also agrees that any dispute of any kind arising out of or relating to this Agreement or to the Employee's employment or termination of employment (including without limitation any claim for compensation or claim arising under the federal or state civil rights statutes) shall at the sole election or demand of Field Services or the applicable Field Services' Affiliate be submitted to final, conclusive and binding arbitration before and according to the rules then prevailing of the American Arbitration Association in Denver, Colorado ("AAA"), which election or demand may be made by Field Services or the applicable Field Services' Affiliate at any time. The dispute shall be heard and determined by one mutually acceptable arbitrator selected by the parties from a panel of seven arbitrators provided to the parties by AAA. The parties shall select the arbitrator by alternatively striking one name off the panel list until only one name remains and that person shall be the arbitrator. The results of any such arbitration proceeding shall be final and binding both upon Field Services or the applicable Field Services' Affiliate and upon the Employee, and shall be subject to judicial confirmation as provided by the Federal Arbitration Act or the Colorado Uniform Arbitration Act, C.R.S. Section 13-22-201, et. seq., which are incorporated herein by reference.

      14. LEGAL FEES. To provide the Employee with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of enforcement, Field Services shall pay and be solely responsible for reasonable attorneys' fees and expenses incurred by the Employee as a result of a claim that Field Services has breached or otherwise failed to perform its obligations under this Agreement or any provision hereof, regardless of which party, if any, prevails in the contest; provided, however, that Field Services shall not be responsible for such fees and expenses to the extent incurred in connection with a claim made by the Employee that the trier of fact in any such contest finds to be frivolous.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on
July 19, 2004.

                                       DUKE ENERGY FIELD SERVICES, LP
                                       By: /s/ Fred J. Fowler
                                          --------------------------------
                                          Fred J. Fowler,
                                          President and Chief Operating Officer
                                          Duke Energy Corporation

                                       EMPLOYEE

                                       /s/ W. H. Easter III
                                       ------------------------------------

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